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                                                                    EXHIBIT 99.1


IBIS TECHNOLOGY REITERATES ESTIMATES AND OUTLOOK MADE DURING THIRD QUARTER CONFERENCE CALL

DANVERS, Mass.--(BUSINESS WIRE)--Nov. 28, 2000--Ibis Technology Corporation (NASDAQ:IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen/Silicon-On-Insulator) implantation equipment and wafers to semiconductor manufacturers, today reiterated estimates made during its third quarter conference call held on October 26, 2000.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "As indicated during our third quarter conference call, our customer foundation continues to grow and based on everything that is happening with SOI right now, we are very encouraged about the prospects for our future. At the upcoming IEDM conference, scheduled for February 2001, Hewlett Packard, IBM, NTT and Intel are among the companies presenting papers on processes using SOI technology which demonstrate improved performance over bulk silicon.

We continue to stand by our estimates discussed during our last conference call. With additional implanters coming on-line we believe that fourth quarter wafer sales will increase approximately 130% over the fourth quarter of 1999, or 50% sequential growth over the third quarter of 2000. We do not anticipate implanter equipment sales in the fourth quarter of this year, however, we estimate that other equipment revenue will be approximately $800,000 to $900,000.

We are targeting 100% year over year growth in SIMOX wafer sales for 2001, however, since most of our customers are currently evaluating SOI or developing an SOI based production process, we anticipate that a significant portion of the increase will occur in the second half. In terms of implanter equipment sales for next year, although we do not currently have orders, we anticipate that we may sell and deliver in the second half 1 to 3 implanters at an average selling price of $4-5 million. We also believe that we should start to book orders for our Ibis 2000 bridge tool towards the end of next year.

As previously stated, we are currently seeing a shift from demand of implanters to demand of SIMOX wafers. We believe that the early adopters of SOI will continue to work towards achieving a stable production process and as such will continue to buy wafers. Additional SOI products should be announced by our customers and others and become available in 2001. We also believe that next year many more companies will continue to design, develop and incorporate SOI into their 0.13 to 0.10 micron process technology, which should become commercially available in 2002-2003."

Mr. Reid continued: "We would also like to report that we are accelerating our 300 mm program in order to support our customer's 300 mm development work. Our SIMOX wafer fab expansion is well

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underway and should be complete by January 2001. This expansion will include another class 10 cleanroom, which will be capable of accommodating 7 implanters."

About Ibis Technology

Ibis Technology Corporation is a premier manufacturer and supplier of enhanced silicon-on-insulator substrates and equipment for the worldwide semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers that enable the production of integrated circuits which the Company believes offer significant advantages over circuits constructed on conventional silicon or epitaxial wafers. These advantages include improved microprocessor speed, reduced power consumption, lower soft error rates and higher temperature operation. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current oxygen implanters. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the anticipated increase in SIMOX-SOI wafer sales, regarding equipment revenue and implanter sales, the Company's expectations regarding the evolving SOI market, the anticipated increase in business to Ibis and the completion of the Company's wafer fab expansion. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

CONTACT: Ibis Technology Corporation
         Debra L. Nelson, Chief Financial Officer
         (978) 777-4247